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                                 EXHIBIT 10.11H







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                          LOAN  MODIFICATION AGREEMENT

     This Loan Modification Agreement is entered into as of August 1, 1995, by and between Laserscope (the "Borrower") whose address is 3052 Orchard Drive, San Jose, CA 95134, and Silicon Valley Bank (the "Lender") whose address is 3000 Lakeside Drive, Santa Clara, CA 95054.

1. DESCRIPTION OF EXISTING INDEBTEDNESS. Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, a Promissory Note, dated June 7, 1991, in the original principal amount of Three Million and 00/100 Dollars ($3,000,000.00) (the "Note"). The Note has been modified pursuant to Change in Terms Agreements dated August 27, 1991, April 10, 1992, pursuant to which, among other things, the principal amount of the Note was increased to $5,000,000.00 and April 15, 1993 and those certain Loan Modification Agreements dated April 15, 1994 and July 15, 1994. The Note, together with other promissory notes from Borrower to Lender, is governed by the terms of a Business Loan Agreement, dated June 7, 1991, between Borrower and Lender, as such agreement may be amended from time to time (the "Loan Agreement").

Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the "Indebtedness."

Hereinafter, all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents."

     3.   DESCRIPTION OF CHANGE IN TERMS.

          A.   MODIFICATION(S) TO NOTE.

               1. Payable in one payment of all outstanding principal plus all accrued unpaid interest on October 2, 1995. In addition, Borrower will pay two payments of all accrued unpaid interest due on August 2, 1995 and September 2, 1995, respectively.

     4.   CONSISTENT CHANGES.   The Existing Loan Documents are hereby
     amended wherever necessary to reflect the changes described above.

     5.   NO DEFENSES OF BORROWER.   Borrower (and each guarantor and pledgor
     signing below) agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness.

     6. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Lender's agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this Paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.


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     This Loan Modification Agreement is executed as of the date first written above.

     BORROWER:                                  LENDER:

     LASERSCOPE                                 SILICON VALLEY BANK


     By:  /s/  Thomas B. Boyd                   By: /s/ Mary T. Toomey
     ----------------------------------             ----------------------------
     Name:  Thomas B. Boyd                      Name:  Mary T. Toomey
            ---------------------------                -------------------------
     Title: Sr. VP Operations & Finance         Title:  Assistant Vice President
            ---------------------------                 ------------------------


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